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                                                                    EXHIBIT 12.1

                          MORAN TRANSPORTATION COMPANY

               Computation of Ratio of Earnings to Fixed Charges
                             (Amounts in thousands)
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                                                               Period      Period
                                                            Jan 1, 1994 July 1, 1994
                                    Year Ended December 31      Thru         Thru      Year Ended December 31
                                    ------ --------------      July 11,     Dec. 31,      ----- ----------
                                       1992          1993         1994        1994         1995         1996
                                   --------      --------     --------    --------     --------     --------
Pretax income from
continuing operations               $ 5,461      $ 9,764        $2,054     $1,536     $  (136)     $ 2,113

Capitalized interest                      0          (28)          (62)         0           0            0
Undistributed
from affiliiated
partnership (Shipmor)                     0       (1,149)            0          0           0            0

Undistributed income
from joint venture (MMA)               (101)           0             0          0           0            0
                                     ------      -------        ------     ------     -------      -------
                                    $ 5,360      $ 8,587        $1,992     $1,536     $  (136)     $ 2,113
                                     ======      =======        ======     ======     =======      =======
Fixed charges
Interest expense and
amortization of debt discount
and premium on all
indebtedness (a)                    $ 3,092      $ 2,077        $  975     $4,810     $10,192      $10,132

Rentals
1/3 rent expense (b)                    444          366           192        173         351          387
                                     ------      -------        ------     ------     -------      -------
Total fixed charges                 $ 3,536      $ 2,443        $1,167     $4,983     $10,543      $10,519
                                     ======      =======        ======     ======     =======      =======
Earnings before
income taxes and
fixed charges                       $ 8,896      $11,030        $3,159     $6,519     $10,407      $12,632
                                     ======      =======        ======     ======     =======      =======
Ratio of earnings to
fixed charges                           2.5          4.5           2.7        1.3         1.0          1.2
                                     ======      =======        ======     ======     =======      =======
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(a) Included in interest expense is capitalized interest related to the construction of new equipment.
(b) The portion of rentals classified as fixed charges is deemed to be representative of the interest factor.